Exhibit (a)(1)(I)

NANOMETRICS INCORPORATED

2005 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT – NON-U.S. EMPLOYEES

NOTICE OF GRANT OF STOCK OPTION

Unless otherwise defined herein, the terms defined in the 2005 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Stock Option (the “Notice of Grant”) and Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A (together, the “Option Agreement”).

Participant:	_______________________________________

Address:	_______________________________________

_______________________________________

In exchange for stock options that were previously granted pursuant to the Plan [and/or the Accent Optical Technologies, Inc. Stock Incentive Plan] and cancelled pursuant to Participant’s election to participate in the Company’s Option Exchange Program, Participant has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number	_______________________________________

Date of Grant	__________

Vesting Commencement Date	__________

Number of Shares Granted	_______________________________________

Exercise Price per Share	__________

Total Exercise Price	$______________________________________

Type of Option	___ Incentive Stock Option

___ Nonstatutory Stock Option

Term/Expiration Date	_________

Vesting Schedule:

This Option will be exercisable, in whole or in part, in accordance with the following vesting schedule:

One third (1/3) of the Option shall vest and become exercisable upon the Date of Grant (as specified above) and the remaining two thirds (2/3) of the Option shall vest pro-rata on a monthly basis beginning on the 13-month anniversary of the Date of Grant subject to Participant continuing to be an Employee on such dates.

Termination Period:

This Option will be exercisable (to the extent vested) for three (3) months after Participant ceases to be an Employee, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable (to the extent vested) for twelve (12) months after Participant ceases to be an Employee. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 17(c) of the Plan. Notwithstanding anything to the contrary in the Plan or the Option Agreement, and for purposes of clarity, Participant’s termination of employment for all aspects of this Option (including, but not limited to, vesting and exercise purposes) shall be effective from the date Participant’s active employment ends and shall not be extended by any statutory or common law notice of termination period.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

PARTICIPANT	NANOMETRICS INCORPORATED

Signature	By

Print Name	Title

2

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

NON-U.S. EMPLOYEES

1. Grant of Option. The Administrator hereby grants to the Participant named in the Notice of Grant (the “Participant”) a Nonstatutory Stock Option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions of this Option Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan will prevail.

2. Exercise of Option.

(a) Right to Exercise. This Option will be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement.

(b) Administrator Discretion to Accelerate. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Shares subject to the Option at any time, subject to the terms of the Plan. If so accelerated, such Shares subject to the Option will be considered as having vested as of the date specified by the Administrator.

(c) Method of Exercise. This Option will be exercisable in a manner and pursuant to such procedures as the Administrator may determine, which will reflect the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares (as such Exercise Price may be adjusted in accordance with the terms of Section 17 of the Plan), together with any applicable tax withholding. This Option will be deemed to be exercised upon the procedures designated by the Administrator and upon receipt by the Company of the aggregate Exercise Price, together with any applicable tax withholding.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with Applicable Laws. Assuming such compliance, for income tax purposes the Shares will be considered transferred to the Participant on the date on which the Option is exercised with respect to such Shares.

3. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) cash;

(b) check;

(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d) surrender of other Shares which (i) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company.

4. Grant is Not Transferable. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Participant.

5. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

6. Withholding of Taxes. Prior to the Company’s delivery of Shares upon exercise of the Option, Participant shall make arrangements satisfactory to the Company for the payment of all income taxes, social insurance contributions and any other amounts payable to a governmental and/or regulatory body in Participant’s country of residence (and country of employment, if different) required to be withheld under the applicable laws or other regulations (“Taxes”), as determined by the Company in its sole discretion. For purposes of the foregoing, the withholding obligations for Taxes may be satisfied, in the sole discretion of the Company, through one or a combination of the following methods:

(a) withholding from any wages or cash compensation due to Participant; or

(b) withholding a sufficient number of whole Shares otherwise issuable to Participant upon exercise of the Option having an aggregate Fair Market Value equal to the amount of Taxes.

Notwithstanding anything to the contrary in this Option Agreement, the Company reserves the right to modify the methods applicable to the withholding of Taxes or mandate the use of a particular method of withholding that it deems acceptable and as may be permitted in accordance with local law. The Company’s obligation to issue or credit Shares to Participant is contingent upon the satisfaction of the withholding obligations with respect to Taxes.

7. Death of Participant. If a Participant dies while an Employee, the Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

8. Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Optioned Stock.

9. Severability. In the event that any provision of this Option Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Option Agreement will continue in full force and effect.

10. Administrator Authority. The Administrator will have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Option Agreement.

11. Additional Conditions to Issuance of Stock. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.

12. Address for Notices. Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company, in care of its Secretary, at 1550 Buckeye Drive, Milpitas, CA 95035 USA, or at such other address as the Company may hereafter designate in writing.

13. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Option Agreement is governed by the internal substantive laws but not the choice of law rules of California. For purposes of litigating any dispute that arises under this Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option Award is made and/or to be performed.

14. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING PARTICIPANT) TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

15. Compliance with Laws. As a condition to the grant of this Option, Participant agrees to repatriate all amounts attributable to the Option in accordance with local foreign exchange rules and regulations in Participant’s country of residence (and country of employment, if different). In addition, Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its local subsidiaries, as may be required to allow the Company and its local subsidiaries to comply with local laws, rules and regulations in Participant’s country of residence (and country of employment, if different). Finally, Participant agrees to take any and all actions as may be required to comply with Participant’s personal legal and tax obligations under local laws, rules and regulations in Participant’s country of residence (and country of employment, if different).

16. Compliance with Age Discrimination Rules. Notwithstanding anything to the contrary in this Option Agreement or the Plan, if Participant is a local national of and/or employed in a country that is a member of the European Union, the grant of the Option and the terms and conditions governing the Option are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Option is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

17. Discretionary Nature of Plan; No Vested Rights. Participant acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option under the Plan is a one-time benefit and does not create any contractual or other right to receive an Option or other award or benefits in lieu of an Option in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an award, the number of shares of Common Stock subject to an award, the vesting provisions, and the exercise price.

18. Termination Indemnities. The value of the Option is an extraordinary item of compensation outside the scope of Participant’s employment contract, if any. As such, the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which Participant may be otherwise entitled.

19. Private Placement. The grant of the Option is not intended to be a public offering of securities in Participant’s country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Option is not subject to the supervision of the local securities authorities. No employee of the Company or any of the Company’s subsidiaries is permitted to advise Participant on whether Participant should acquire, hold and/or sell shares of the Company’s Common Stock under the Plan. The acquisition and/or disposition of shares of the Company’s Common Stock involves a degree of risk, and Participant should carefully consider all risk factors relevant to his or her personal situation. In addition, Participant should carefully review all of the materials related to the Option and the Plan, and should consult with Participant’s personal advisor for professional investment advice.

20. Consent to Collection, Processing and Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies Participant of the following in relation to Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Option and Participant’s participation in the Plan. The collection, processing and transfer of Participant’s personal data is necessary for the Company’s administration of the Plan and Participant’s participation in the Plan. Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect Participant’s participation in the Plan. As such, Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph.

The Company and Participant’s employer hold certain personal information about Participant, including name, home address and telephone number, date of birth, social insurance number or other equivalent employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by Participant or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Participant’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Participant’s participation in the Plan.

The Company and Participant’s employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company and Participant’s employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Participant’s participation in the Plan. Participant may seek to exercise these rights by contacting Participant’s local HR manager or the Company’s Human Resources Department.

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NANOMETRICS INCORPORATED

2005 EQUITY INCENTIVE PLAN

ADDENDUM TO

STOCK OPTION AGREEMENT – NON-U.S. EMPLOYEES

FRANCE

In addition to the terms of the Nanometrics Incorporated 2005 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement – Non-U.S. Employees (the “Option Agreement”), the Option is subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Agreement. To the extent Participant relocates to another country, the additional terms and conditions as set forth in the addendum for such country (if applicable) shall also apply to the Option to the extent the Company determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Option and the Plan.

1. Use of English Language. Participant acknowledges and agrees that it is Participant’s express wish that the Option Agreement, this Addendum, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Utilisation de l’anglais: le Bénéficiaire de l’option reconnaît et accepte avoir expressément souhaiter la rédaction en anglais du Contrat d’Option, de cet Addendum, ainsi que tous les documents exécutés, avis donnés et procédures judiciaires intentées y relatifs, directement ou indirectement.

NANOMETRICS INCORPORATED

2005 EQUITY INCENTIVE PLAN

ADDENDUM TO

STOCK OPTION AGREEMENT – NON-U.S. EMPLOYEES

UNITED KINGDOM

In addition to the terms of the Nanometrics Incorporated 2005 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement – Non-U.S. Employees (the “Option Agreement”), the Option is subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Agreement. To the extent Participant relocates to another country, the additional terms and conditions as set forth in the addendum for such country (if applicable) shall also apply to the Option to the extent the Company determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Option and the Plan.

1. Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 6 of the Option Agreement:

Regardless of any action the Company or the Company’s local subsidiary in the United Kingdom that employs Participant (the “Employer”) takes with respect to any or all income tax, primary and secondary Class 1 National Insurance Contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or exercise of any Option and the acquisition of Shares, or the release or assignment of any Option for consideration, or the receipt of any other benefit in connection with the Option (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant’s responsibility. Furthermore, the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant or exercise of the Option and the acquisition of Shares, the subsequent sale of any Shares acquired upon exercise and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items.

As a condition of the issuance of Shares upon exercise of the Option, the Company and/or the Employer shall be entitled to withhold and Participant agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items.

In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from any wages or other cash compensation paid to Participant by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, Participant authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by Participant by one or a combination of the following: (a) withholding otherwise deliverable Shares; (b) arranging for the sale of Shares otherwise deliverable to Participant (on Participant’s behalf and at Participant’s direction pursuant to this authorization); or (c) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, Participant is deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option.

If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), Participant has relocated to a country other than the country in which Participant was residing at the Date of Grant, Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one country.

Participant also agrees that the Company and its subsidiaries may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which Participant may have to recover any overpayment from the relevant tax authorities.

Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), Participant agrees that the amount of any uncollected Tax-Related Items shall (assuming Participant is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the Shares acquired under the Plan.

2. Employer’s Liability for National Insurance Contributions. As a condition to the grant of this Option, Participant acknowledges and agrees that Participant shall be liable for paying the Employer’s portion of any primary and secondary Class 1 National Insurance Contributions attributable to the Option, and hereby agrees to execute a joint form of election for purposes of the foregoing in such form and in such manner as the Company and HM Revenue & Customs deems necessary and appropriate.